Sprott Physical Platinum and Palladium Trust F-10EF

Exhibit 5.3

SEWARD & KISSEL LLP

901 K STREET, N.W., SUITE 800 WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Sprott Physical Platinum and Palladium Trust (the “Trust”) on October 10, 2025, as such may thereafter be amended or supplemented, and in the base prospectus contained therein, under the caption “Legal Matters”, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Washington, D.C.
October 10, 2025

Very truly yours,

/s/ SEWARD & KISSEL LLP
Seward & Kissel LLP